Exhibit 2.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

INTERNATIONAL STAR, INC.

Pursuant to NRS Chapter 78

ARTICLE FIRST

NAME: The name of the corporation is INTERNATIONAL STAR, INC.

ARTICLE SECOND

REGISTERED AGENT FOR SERVICE: The registered agent for services of process is REGISTERED AGENTS INC. The address of the registered agent is 401 RYLAND ST STE 200-A, Reno, NV, 89128, USA.

ARTICLE THIRD

AUTHORIZED STOCK: The total number· of shares of capital stock which the corporation shall have authority to issue is six billion ten million (6,010,000,000) shares, of which (i) six billion (6,000,000,000) shares are designated as common stock with a par value of $0.001 per share ("Common Stock"), and (ii) ten million (10,000,000) shares are designated as preferred stock, with a par value of $0.001 per share ("Preferred Stock").

ARTICLE FOURTH

[Intentionally Omitted]

ARTICLE FIFTH

PURPOSE: The purpose of the corporation shall be to engage in any lawful act or activity for which corporations may be organized in Nevada.

ARTICLE SIXTH

[Intentionally Omitted]

ARTICLE SEVENTH

[Intentionally Omitted]

ARTICLE EIGHTH

DURATION: This corporation shall exist perpetually unless sooner dissolved by law.

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ARTICLE NINTH

STOCK: The total number of shares of all classes which the corporation is authorized to have outstanding is six billion ten million (6,010,000,000) shares, of which (i) six billion (6,000,000,000) shares are designated as common stock with a par value of $0.001 per share ("Common Stock"), and (ii) ten million (10,000,000) shares are designated as preferred stock, with a par value of $0.001 per share.

The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the authorized shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series and the qualifications, limitations or restrictions thereof. The authority of the board with respect to each series includes, but is not limited to, determination of the following:

(1)	The number of shares constituting that series and the distinctive designation of that series;

(2)	The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5)	Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions, and at different redemption rates;

(6)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8)	Any other relative rights, preferences and limitations of that series, unless otherwise provided by the certificate of determination.

ARTICLE TENTH

PRE-EMPTIVE RIGHTS: The stockholders shall have no pre-emptive rights to acquire additional shares of the corporation.

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ARTICLE ELEVENTH

MANAGEMENT OF THE CORPORATION'S AFFAIRS.

(a)               The business and affairs of the corporation shall be managed under the direction of the Board of Directors. The number of directors constituting the entire Board of Directors shall be not less than one nor more than nine as fixed from time to time by vote of a majority of the entire board or directors, provided, however; that the number of directors shall not be reduced so as to shorten the term of any director at the time in office, and provided further, that the number of directors constituting the entire Board of Directors shall be two until otherwise fixed by a majority of the entire board or directors.

(b)               Each member of the Board shall have one vote with respect to all matters which are before the Board for a vote. Notwithstanding the foregoing sentence, however, in the event of a tie vote of Directors in respect of any matter requiring the approval or authorization of a majority of Directors, the Chairman of the Board shall have a tie-breaking vote (i.e., he or she shall be authorized hereby to cast two votes) such that if he or she exercises such vote the matter will be approved or authorized, as applicable, by the Board of Directors.

(c)               Notwithstanding any other provisions in these Articles of Incorporation or the Bylaws of the corporation (and notwithstanding the fact that some lesser percentage may be specified by law, in these Articles of Incorporation or the Bylaws of the corporation), any director or the entire Board of Directors of the corporation may be removed at any time, but only for cause and only by the affirmative vote of the corporation’s stockholders holding not less than Two-Thirds (2/3) of the voting power of the corporation's issued and outstanding stock, at a meeting of the stockholders called for that purpose.

ARTICLE TWELFTH

AMENDMENT: Except as otherwise provided in these Articles of Incorporation, the provisions of these Articles of Incorporation may be amended by the affirmative vote of the corporation’s stockholders holding a majority of the voting power of the corporation's issued and outstanding stock. In furtherance and not in limitation of the powers conferred by the laws of the State of Nevada the Board of Directors of the corporation is expressly authorized to make, alter and repeal the Bylaws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any Bylaw whether adopted by them or otherwise.

ARTICLE THIRTEENTH

LIMITATION OF DIRECTORS' LIABILITY: To the fullest extent permitted by the Jaws of the State of Nevada now or hereafter in force, no director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article THIRTEENTH shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The provisions of this Article THIRTEENTH shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article THIRTEENTH.

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ARTICLE FOURTEENTH

INDEMNIFICATION: The corporation may indemnify an individual against liability incurred in a proceeding where the individual was made a party to a proceeding because the person is or was a director or officer and if: (1) the individual's conduct was in good faith; (2) the individual reasonably believed that the conduct was in, or not opposed to, the corporation's best interests; and (3) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful.

The corporation will indemnify a director or officer who was successful, on the merits or otherwise, in defense of any proceeding, or in defense of any claim, issue, or matter in the proceeding, to which the individual was a party because the person is or was a director or officer of the corporation, against reasonable expenses incurred by the individual in connection with the proceeding or claim with respect to which the individual has been successful.

The corporation may not indemnify a director or officer in connection with: (l) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (2) the payment of distributions in violation of NRS 78.300.

ARTICLE FIFTEENTH

CUMULATIVE VOTING: There shall be no cumulative voting.

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